                                                                  Exhibit: 10.8T

SECURITY INTEREST AGREEMENT (#9)                                  April 30, 1992

WHEREAS the Trudy Corp of 165 Water Street in Norwalk, Ct. (hereafter "Trudy") is seeking to pay various operating expenses including those for catalog development and photography, and has to pay Westvaco $7,000 for new packaging, and

WHEREAS the Trudy Corp has to date been unable to secure financing from other sources for general purpose funding, and

WHEREAS William W. Burnham (hereafter "Burnham") of White Oak Shade Road in New Canaan, Ct. is willing to assist Trudy Corp by lending Trudy Corp $15,000 (fifteen thousand dollars) for its use for operating purposes.

NOW THEREFORE, Trudy Corp agrees to provide a security interest to Burnham in recognition of the value he is providing the Company and the risks inherent therein. Given that this cash is necessary for the Company to survive, that cash has great value to Trudy.

Trudy agrees to give Burnham a collateral interest in all Cash or Securities, all Accounts Receivable both of Trudy and its subsidiary, Soundprints, all inventory of whatever kind, and all furniture and fixtures. This security interest shall be limited to the amount referred to above, plus imputed interest of 12% per annum.

Burnham shall be entitled to perfect his security interest, if and when, Trudy is unable to repay this debt on its maturity on Sept 1, 1992. In such circumstances, Burnham shall have a collateral interest second only to that of Union Trust (if any), but in any event senior to all trade creditors and to all other liabilities of the Company unless otherwise stated or stipulated by legislation.

Both parties agree that there may be partial reductions under this agreement as funds are repaid by Trudy to Burnham; the collateral interest shall be reduced pro rata.

AGREED:  /s/ Peter P. Ogilvie                  ACCEPTED:  /s/ William W. Burnham
         ----------------------                           ----------------------
         Peter P. Ogilvie                                 William W. Burnham
         for Trudy Corp

Dated:   4/30/92